As filed with the Securities and Exchange Commission on July 27, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUGUSTA RESOURCE CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	1041	Not Applicable
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization )	Classification Code Number)

400 – 837 West Hastings Street
Vancouver, British Columbia
Canada V6C 3N6
(604) 687-1717
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation
111 Eighth Avenue, 13 Floor
New York, NY 10011
(212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Kenneth G. Sam Dorsey & Whitney LLP Republic Plaza Building, Suite 4700 370 Seventeenth Street Denver, Colorado 80202	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064	Neville McClure Stikeman Elliott LLP Suite 1700, Park Place 666 Burrard Street Vancouver, British Columbia Canada V6C 2X8	Georald S. Ingborg Fasken Martineau DuMoulin LLP Barristers & Solicitors 2900 - 550 Burrard Street Vancouver, British Columbia Canada V6C 0A3

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	[ ]	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[X]	At some future date (check the appropriate box below):

		1.	[ ]	pursuant to Rule 467(b) on __(date) at___(time) (designate a time not sooner than 7 calendar days after filing).

		2.	[ ]

pursuant to Rule 467(b) on __(date) at ___(time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ___(date).

		3.	[ ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

		4.	[X]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.[ ]

CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum	Amount of
securities to be registered	aggregate offering price (1)	registration fee
Common Shares	$36,892,000	$2,232

TOTAL	$36,892,000	$2,232

(1)

Estimated solely for the purposes of calculating the Regustration Fee. Based on Cdn$40,000,000 converted into U.S. dollars based on the noon rate of exchange on July 24, 2009, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of Cdn$1.00 equals US$0.9223

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Preliminary Prospectus

Subject to Completion, Dated July 27, 2009

AUGUSTA RESOURCE CORPORATION

Approximately $•
•Common Shares

This short form prospectus (the “prospectus”) qualifies the distribution of • common shares (the “Offered Shares”) being common shares (“Common Shares”) in the capital of Augusta Resource Corporation (“Augusta”) at a price (the “Offering Price”) of $• per Offered Share pursuant to an underwriting agreement between Augusta and Wellington West Capital Markets Inc., •, • and • (the “Underwriters”). “See “Plan of Distribution”.

This offering is made by a Canadian issuer that is permitted under a multi-jurisdictional disclosure system adopted by Canada and the United States to prepare this prospectus in accordance with the disclosure requirements of Canada. Investors should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference in this prospectus have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. In accordance with Item 18 of Form 20-F, information regarding the impact upon the Company’s audited financial statements of significant differences between Canadian GAAP and United States GAAP is contained in the Supplementary Note (as hereinafter defined).

Investors should be aware that owning securities may subject them to tax consequences both in Canada and the United States. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Investors should read the tax discussion in this prospectus under the heading “Income Tax Considerations” and consult their own tax advisor with respect to their own particular circumstances.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because Augusta is incorporated in Canada, some of Augusta’s officers and directors and the experts named in this prospectus are Canadian residents, and a portion of the Company’s assets and a substantial portion of the assets of those officers, directors and experts are located outside of the United States.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

An investment in the Offered Shares involves a high degree of risk. The risk factors outlined in or incorporated by reference in this prospectus should be carefully reviewed and considered by prospective purchasers in connection with an investment in the Common Shares. See “Risk Factors”.

- ii -

$• per Common Share (1)

	Price to	Commission to	Net Proceeds to
	Public	Underwriters(1)	Augusta(2)
Per Offered Share	$•	$•	$•
Total (3)	$•	$•	$•

(1)

In connection with the sale of the Offered Shares, the Underwriters will be paid a commission equal to •% of the gross proceeds from the issue and sale of the Offered Shares.  Augusta will also grant a compensation option (the “Compensation Option”) to the Underwriters, entitling the Underwriters to purchase up to an additional •% of the Offered Shares sold pursuant to the offering being • Common Shares (the “Compensation Shares”), at the Offering Price, which is exercisable in whole or in part for a period of • months from (and including) the Closing Date (as hereinafter defined).  This prospectus also qualifies the distribution of the Compensation Option and the distribution of the Compensation Shares issuable upon exercise of the Compensation Option.  See “Plan of Distribution”.

(2)

Before deduction of the legal, accounting and administrative expenses of this offering payable by Augusta and estimated to be $•, which , together with the Underwriter’s commission, will be paid from the net proceeds of the sale of the Offered Shares.  See “Use of Proceeds”.

(3)
Augusta will grant to the Underwriters an over-allotment option (the “Option”) to purchase up to an additional 15% of the Offered Shares sold pursuant to the offering, being • Common Shares (the “Additional Shares”), which is exercisable in whole or in part for a period of 30 days from (and including) the Closing Date (as hereinafter defined) of the offering to cover over-allotments, if any.  If the Option is exercised in full, the price to the public, commission to the Underwriters and net proceeds to Augusta will be $•, $•and $•, respectively. This prospectus also qualifies the distribution of the Option and the distribution of the Additional Shares issuable on exercise of the Option.  A purchaser who acquires Common Shares forming part of the Underwriters’ over-allotment position acquires those shares under this prospectus, regardless of whether the over-allotment position is ultimately filled through exercise of the Option or secondary market purchases.  See “Plan of Distribution”.

Underwriters’ Position	Maximum size or number of securities available	Exercise period	Exercise price ($• per Additional Share)
Option	•	For a period of 30 days from (and including) the Closing Date	•

The Offering Price was determined by negotiation between Augusta and the Underwriters. The Underwriters, as principals, conditionally offer these securities, subject to prior sale, if, as and when issued by Augusta and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Company by Fasken Martineau DuMoulin LLP and on behalf of the Underwriters by Stikeman Elliott LLP.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. During the distribution of this offering, the Underwriters may effect transactions in the Common Shares in accordance with applicable market stabilization rules. Such transactions, if commenced, may be discontinued at any time.

This short form prospectus contains references to both United States dollars (“U.S. Dollars” or “U.S.$”) and Canadian dollars (“$”). All dollar (“$”) amounts referenced, unless otherwise indicated, are expressed in Canadian dollars. The noon rate of exchange on July 24, 2009, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars was $0.9223 per U.S.$1.00 ($1.00 equals U.S.$1.0842).

It is expected that Augusta will arrange for an instant deposit of the Offered Shares to or for the account of the Underwriters with CDS Clearing and Depository Services Inc. (“CDS”) and The Depository Trust Company (“DTC”) on the date of closing of the offering, which is expected to occur on or about •, 2009 or such other date as Augusta and the Underwriters may agree (the “Closing Date”), against payment by the Underwriters to Augusta of the aggregate purchase price for the Offered Shares purchased by the Underwriters. In any event, the Offered Shares are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the date of the receipt for this prospectus. No certificate evidencing the Offered Shares will be issued to purchasers, except in certain limited circumstances, and registration will be made in the depositary services of CDS and DTC. Purchasers of the Offered Shares will receive only a customer confirmation from the Underwriters or other registered dealer who is a CDS or DTC participant and from or through whom a beneficial interest in the Offered Shares is purchased. The Underwriters may effect transactions intended to stabilize or maintain the market price for the Common Shares at levels above that which might otherwise prevail in the open market. After the Underwriters have made reasonable efforts to sell all of the Offered Shares by this prospectus at the Offering Price, the Offering Price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price1. See “Plan of Distribution”.

- iii -

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and on the NYSE Amex Equities (the “NYSE Amex”) in each case under the symbol “AZC”. The closing price of the Common Shares on the TSX and the NYSE Amex on •, 2009, the day prior to the pricing of the Offered Shares, was $• and U.S.$• respectively. Augusta will apply to list the Offered Shares distributed hereunder on the TSX and NYSE Amex. Listing will be subject to Augusta fulfilling all the listing requirements of the TSX and the NYSE Amex.

The Offered Shares will be eligible for investment under certain statutes as described herein under “Eligibility for Investment”.

Unless the context otherwise requires, references to the “Company”, “we”, “us” or “our” means Augusta Resource Corporation and each of its subsidiaries. Reference to “Augusta” means Augusta Resource Corporation only.

Unless the context otherwise requires, references to “Offered Shares” means all of the Common Shares offered hereunder, including the Additional Shares and the Compensation Shares, and references to “Common Shares” means all of the common shares of Augusta.

Augusta’s registered office is at Suite 2900 – Five Bentall Centre, 550 Burrard Street, Vancouver, BC, V6C 0A3. Augusta’s head office is located at Suite 400 – 837 West Hastings Street, Vancouver, BC, V6C 3N6.

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY		USE OF PROCEEDS	17
REFERENCE	2	INCOME TAX CONSIDERATIONS	18
FORWARD-LOOKING STATEMENTS,		PLAN OF DISTRIBUTION	26
FORWARD-LOOKING
INFORMATION AND RISK		DESCRIPTION OF COMMON SHARES	28
FACTORS	3	PRIOR SALES	28
CAUTIONARY NOTE TO UNITED		TRADING PRICE AND VOLUME	29
STATES INVESTORS	4
		LEGAL MATTERS	29
CURRENCY PRESENTATION AND
EXCHANGE RATE INFORMATION	4	INTEREST OF EXPERTS	30
THE COMPANY	4	ENFORCEABILITY OF CIVIL
		LIABILITIES	30
SUMMARY DESCRIPTION OF THE
BUSINESS	5	WHERE YOU CAN FIND ADDITIONAL
		INFORMATION	30
RECENT DEVELOPMENTS	8
		DOCUMENTS FILED AS PART OF THE
RISK FACTORS	8	REGISTRATION STATEMENT	31
CONSOLIDATED CAPITALIZATION	17

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of British Columbia, Alberta, Manitoba and Ontario.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of Augusta at Suite 400 – 837 West Hastings Street, Vancouver, BC, V6C 3N6, telephone (604) 687-1717, fax (604) 687-1715, and are also available electronically at www.sedar.com. The filings of the Company through the System for Electronic Document Analysis and Retrieval (“SEDAR”) are not incorporated by reference in this prospectus except as specifically set out herein.

The following documents, which have been filed by Augusta with the various securities commissions or similar authorities in each of the provinces of British Columbia, Alberta, Manitoba and Ontario, are specifically incorporated by reference into and form an integral part of, this prospectus:

(a)

the audited consolidated financial statements, the notes thereto and the auditors report thereon as at and for the fiscal year ended December 31, 2008 (the “Annual Financial Statements”), together with Management’s Discussion and Analysis (“MD&A”) for such Annual Financial Statements for the fiscal year ended December 31, 2008, filed on July27, 2009;

(b)

the restated unaudited interim consolidated financial statements as at and for the three months ended March 31, 2009 and the notes thereto (the “Interim Financial Statements”), together with MD&A for such Interim Financial Statements, filed on July27,2009 ;

(c)	the annual information form for the fiscal year ended December 31, 2008, dated March 25, 2009 (the “AIF”), filed on March 25, 2009;

(d)	the management proxy circular dated as of May 11, 2009 prepared in connection with the annual meeting of Augusta’s shareholders held on June 11, 2009, filed on May 22, 2009;

(e)

the material change report dated July 27, 2009, filed on July 27, 2009 with respect to the agreement to acquire 23, 250-ton Caterpillar 793F haulage trucks for the Rosemont Copper Project (the “Rosemont Project”) in Pima County, Arizona (the “Rosemont Property”);

(f)

the material change report dated July 15, 2009, filed on July 15, 2009 with respect to the written notification from the Arizona State Mine Inspector of the approval of the land reclamation plan for the Rosemont Project;

(g)

the material change report dated April 20, 2009, filed on April 20, 2009 with respect to the closing of a non-brokered private placement of 3.35 million units at a price of $1.50 per unit for gross proceeds of $5,025,000;

(h)

the material change report dated March 30, 2009, filed March 30, 2009 with respect to the arrangement of a non-brokered private placement of 3.35 million units at a price of $1.50 per unit for gross proceeds of $5,025,000;

(i)	the material change report dated March 5, 2009, filed on March 5, 2009 with respect to the appointment of Gordon Jang to the position of vice president and controller effective March 1, 2009;

(j)

the material change report dated January 16, 2009, filed on January 16, 2009 with respect to the agreement reached with ASARCO LLC (“ASARCO”) that resolves the law suit filed by ASARCO against the Company and other defendants on August 8, 2007 in the ASARCO Chapter 11 bankruptcy proceedings in the Southern District of Texas, Corpus Christi Division;

(k)	the material change report dated January 15, 2009, filed on January 16, 2009 with respect to an update of the August 2007 Bankable Feasibility Study on the Rosemont Project; and

(l)

the supplementary information (“Supplementary Note”) regarding the reconciliation with United States generally accepted accounting principles with respect to the audited financial statements for the year ended December 31, 2008, filed on July 27, 2009.

Any document of the type referred to in Section 11.1 of Form 44-101F1 – Short Form Prospectus filed by the Company with a securities commission or any similar authority in Canada after the date of this prospectus and prior to the termination of the distribution shall be deemed to be incorporated by reference in this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC by the Company on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement relating to the securities of which this prospectus is a part.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of this prospectus.

FORWARD-LOOKING STATEMENTS, FORWARD-LOOKING INFORMATION AND RISK FACTORS

This prospectus and the documents incorporated herein by reference, contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian securities laws concerning the Company’s plans at the Rosemont Project, estimated production, capital and operating and cash flow estimates and other matters. Forward-looking statements or information include statements regarding the expectations and beliefs of management. Forward-looking statements or information include, but are not limited to, statements or information with respect to known or unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks and uncertainties relating to the Company’s plans at its Rosemont Property and other mineral properties, the interpretation of drill results and the estimation of mineral resources and reserves, the geology, grade and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with the Company’s expectations, metal recoveries, accidents, equipment breakdowns, title matters, labour disputes or other unanticipated difficulties with or interruptions in production and operations, the potential for delays in exploration or development activities or the completion of feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, failure to obtain adequate financing on a timely basis, the effect of hedging activities, including margin limits and margin calls, regulatory restrictions, including environmental regulatory restrictions and liability, the speculative nature of mineral exploration, dilution, competition, loss of key employees, and other risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Accordingly, readers are advised not to place undue reliance on forward-looking statements or information. The Company disclaims any intent or obligation to update forward-looking statements or information except as required by law, and you are referred to the full discussion of the Company’s business contained in the Company’s reports filed with the securities regulatory authorities in Canada and the United States. Readers are also advised to consider such forward-looking statements or information, which speak only as of the date the statements were made, while considering the risks set forth below under the section “Risk Factors”.

Specific reference is made to “Risk Factors” herein, “Risk Factors” in the AIF incorporated by reference herein and the MD&A incorporated by reference herein for a discussion of the factors underlying forward-looking statements and forward-looking information.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

The definitions of proven and probable mineral reserves used in National Instrument 43-101 – Standard of Disclosure for Mineral Projects (“NI 43-101”) differ from the definitions in the SEC’s Industry Guide 7. Under SEC Industry Guide 7 standards, a “Final” or “Bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.

Accordingly, information contained in this prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. The Company currently has no revenue from the Company’s operations. The Company’s costs are incurred in Canadian dollars (“$”) and U.S. dollars (U.S.$). The Company’s accounts are maintained in U.S. dollars. Effective January 1, 2009, the Company changed the reporting currency of its annual and quarterly balance sheets and the related consolidated statements of shareholders equity, operations and deficit, and statement of cash flows to U.S. dollars.

The noon rate of exchange on July 27, 2009, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars was $0.9223 per U.S.$1.00 ($1.00 equals U.S.$1.0842).

The following table sets forth (i) the rate of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of the periods indicated, (ii) the average of exchange rates of each day during such periods, and (iii) the high and low exchange rates during such periods, each based on the noon rate of exchange as reported by the Bank of Canada for the conversion of Canadian dollars into U.S. dollars.

	Period Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
Rate at end of period	0.7935	0.9729	0.8166	1.0120	0.8581
Average rate for period,	0.8028	0.9958	0.9381	0.9304	0.8817
High for Period	0.8458	1.0289	1.0289	1.0905	0.9099
Low for Period	0.7692	0.9686	0.7711	0.8437	0.8528

THE COMPANY

Organization of Company

Augusta is governed by the Canada Business Corporations Act, a federal statute of Canada. Augusta’s registered office is at Suite 2900 – Five Bentall Centre, 550 Burrard Street, Vancouver, BC, V6C 0A3. Augusta’s head office is located at Suite 400 – 837 West Hastings Street, Vancouver, BC, V6C 3N6.

Augusta is a reporting issuer under the Securities Act (British Columbia), Securities Act (Alberta), Securities Act (Manitoba) and Securities Act (Ontario), and, as such, is required to make filings on a continuous basis thereunder. Such material is available for inspection through the British Columbia Securities Commission, the Alberta Securities Commission, Manitoba Securities Commission and the Ontario Securities Commission, and on the SEDAR website at www.sedar.com.

The Company’s fiscal year end is December 31. The Common Shares trade in Canada on the TSX and in the United States on the NYSE Amex, in each case under the symbol “AZC”.

Augusta is authorized to issue an unlimited number of Common Shares without par value authorized. At the date of this prospectus there are 92,151,261 Common Shares issued and outstanding.

Subsidiaries

Effective October 1, 2008, the Company re-organized its ownership of Rosemont Copper Company and the Rosemount Project (the “Reorganization”) by interjecting United States and Canadian subsidiaries. The Rosemont Copper Company remains wholly owned by Augusta, albeit indirectly through such corporate chain (the “Rosemont Corporate Chain”).

The Company currently has four material subsidiaries, being Augusta Resource (Canada) Corporation (incorporated in British Columbia), Augusta Resource (US) Corporation (organized under the laws of Nevada), Augusta Resource (US) Holding Corporation (organized under the laws of Nevada) and the Rosemount Copper Company (organized under the laws of Arizona).

SUMMARY DESCRIPTION OF THE BUSINESS

The Company is engaged in the acquisition, exploration and development of natural mineral resource properties. Currently, the Company’s only material property is the Rosemont Property, which was acquired in 2006 pursuant to the exercise of an option for cash payments of U.S.$20,800,000 and assumption of a 3% net smelter royalty.

The Rosemont Project is an open-pit mineable copper/molybdenum/silver (“Cu-Mo-Ag”) porphyry deposit, containing other exploration targets, located on patented and unpatented claims, fee land and leased grazing ranchland approximately 50 kilometres southeast of Tucson, Arizona. The Rosemont Property covers 6,070 hectares. Taken together the land position is sufficient to allow mining of the open pit, processing of ore, storage of tailings, disposal of waste rock, and operation of milling equipment.

The Rosemont deposit, the principal known area of mineralization on the Rosemont Property, is a typical representative of the porphyry copper class of deposits. Similar to many other south-western United States deposits in this class, it consists of broad-scale skarn mineralization developed in Paleozoic-aged carbonate sedimentary rocks, adjacent to their contact with quartz-latite or quartz-monzonite porphyry intrusive rocks. The deposit has been extensively drilled using diamond core holes.

The property is easily reached from the city of Tucson, weather presents no significant difficulties to mining operations in the area and sufficient mining personnel are available within commuting distance of the site.

The initial feasibility study on the Rosemont Property was filed on August 28, 2007 (the “2007 Feasibility Study”) and formed the basis of the Company’s decision to proceed with development of the Rosemont Project. In November 2008 the Company completed an update of Rosemont’s proven and probable mineral reserve estimates set out in the 2007 Feasibility Study and on January 15, 2009, the Company filed its current feasibility study (the “2009 Feasibility Study”). The 2009 Feasibility Study re-confirmed the Rosemont Project as an economically robust open pit copper/molybdenum mine with low development risk. The 2009 Feasibility Study concluded that a 75,000 ton per day mine and sulfide copper concentrate plant, with a heap leach and SX-EW plant, is expected to produce 221 million pounds of copper annually for the first 8 years and 204 million pounds of copper annually thereafter; along with 4.7 million pounds of molybdenum, 2.4 million ounces of silver and 15 thousand ounces of gold annually over a 21 year mine life. Average life of mine cash costs are estimated to be U.S.$0.62 per pound of copper, net of by-product credits. Capital costs are estimated to be U.S.$897.2 million. The 2009 Feasibility Study also concluded that there are opportunities for further optimization, and the project should press forward with development in anticipation of receiving the necessary permits. On March 20, 2009 the Company filed an amended copy of the 2009 Feasibility Study to include a few further details of the work program at the request of the British Columbia Securities Commission.

The following table summarizes the estimated mineral reserves set out in the 2009 Feasibility Study:

Rosemont Mineral Reserves(1)

	Sulfides >= 3.56 $/ton NSR Cutoff					Oxides >= 2.19 $/ton NSR
Classification	Ktons	NSR $/t	TCu %	Mo %	Ag oz/t	Ktons	NSR $/t	TCu %
Proven Probable	141,999 404,339	14.19 13.12	0.48 0.45	0.015 0.015	0.13 0.11	16,250 53,724	3.91 3.77	0.18 0.17
Total	546,338	13.40	0.45	0.015	0.12	69,974	3.80	0.17

(1)

These mineral reserves are estimated based on the Canadian definitions for proven and probable reserves under NI 43-101, which differ from those in SEC Industry Guide 7. United States Investors should read the “Cautionary Note to United States Investors” above.

Net smelter returns or “NSR” are based on prices of $1.75/lb Cu, $15.00/lb Mo and $10.00/oz Ag.

The following table summarizes the indicated mineral resource estimates set out in the 2009 Feasibility Study:

Rosemont Deposit Indicated Mineral Resources

Material / Cutoff (% Cu)	Ktons	% Cu	% Mo	Ag Oz/ton	% CuEqv*	lbs Cu (millions)	lbs Mo (millions)	oz Ag (millions)	lbs CuEqv* (millions)
Oxides: 0.10 0.15 0.20	81,700 51,400 27,400	0.20 0.25 0.33	- - -	- - -	0.20 0.25 0.33	332 260 180	- - -	- - -	332 260 180
Mixed: 0.15 0.20 0.25 0.30	34,300 33,500 32,200 29,400	0.49 0.50 0.51 0.53	0.005 0.005 0.005 0.005	0.05 0.05 0.05 0.05	0.58 0.58 0.59 0.62	334 332 326 311	3.4 3.3 3.2 2.9	1.5 1.5 1.5 1.4	394 391 383 363
Sulfides: 0.15 0.20 0.25 0.30	464,500 404,700 351,200 305,200	0.44 0.48 0.52 0.56	0.014 0.015 0.016 0.016	0.11 0.12 0.13 0.14	0.68 0.74 0.80 0.84	4,120 3,910 3,680 3,430	130.1 121.4 112.4 97.7	52.0 49.0 45.7 42.1	6,340 5,990 5,610 5,120

* Equivalency based on prices of $1.25/lb Cu, $18.00/lb Mo and $8.50/oz Ag, with no applied recovery factors.

The following table summarizes the measured mineral resource estimates set out in the 2009 Feasibility Study:

Rosemont Deposit Measured Mineral Resources

Material / Cutoff (% Cu)	Ktons	% Cu	% Mo	Ag Oz/ton	% CuEqv*	lbs Cu (millions)	lbs Mo (millions)	oz Ag (millions)	lbs CuEqv* (millions)
Oxides: 0.10 0.15 0.20	21,600 14,600 7,500	0.20 0.23 0.30	- - -	- - -	0.20 0.23 0.30	85 68 45	- - -	- - -	85 68 45
Mixed: 0.15 0.20 0.25 0.30	4,900 4,800 4,700 4,500	0.65 0.66 0.67 0.69	0.007 0.007 0.007 0.007	0.08 0.08 0.08 0.08	0.78 0.79 0.80 0.82	64 64 63 62	0.7 0.7 0.7 0.6	0.4 0.4 0.4 0.4	76 76 75 73
Sulfides: 0.15 0.20 0.25 0.30	132,300 119,100 106,900 96,100	0.50 0.54 0.58 0.61	0.016 0.016 0.017 0.017	0.14 0.15 0.16 0.16	0.78 0.82 0.87 0.91	1,330 1,280 1,230 1,170	42.3 38.1 36.4 32.7	18.4 17.6 16.6 15.6	2,060 1,950 1,870 1,750

* Equivalency based on prices of $1.25/lb Cu, $18.00/lb Mo and $8.50/oz Ag, with no applied recovery factors.

The following table summarizes the combined measured and indicated mineral resource estimates set out in the 2009 Feasibility Study:

Rosemont Deposit Combined Measured and Indicated Mineral Resources(1)

Material / Cutoff (% Cu)	Ktons	% Cu	% Mo	Ag Oz/ton	% CuEqv(2)	lbs Cu (millions)	lbs Mo (millions)	oz Ag (millions)	lbs CuEqv(2) (millions)
Oxides: 0.10 0.15 0.20	103,400 66,000 35,000	0.20 0.25 0.32	- - -	- - -	0.20 0.25 0.32	417 328 224	- - -	- - -	417 328 224
Mixed: 0.15 0.20 0.25 0.30	39,100 38,300 36,900 33,900	0.51 0.52 0.53 0.55	0.005 0.005 0.005 0.005	0.05 0.05 0.05 0.05	0.60 0.61 0.62 0.64	398 396 389 373	4.1 4.0 3.9 3.5	1.9 1.9 1.9 1.8	471 467 458 436
Sulfides: 0.15 0.20 0.25 0.30	596,800 523,800 458,100 401,300	0.46 0.50 0.54 0.57	0.014 0.015 0.016 0.016	0.12 0.13 0.14 0.14	0.70 0.76 0.82 0.86	5,440 5,190 4,910 4,600	172.4 159.5 148.8 130.4	70.4 66.6 62.3 57.7	8,410 7,940 7,480 6,870

(1)

Mineral resources are not mineral reserves and there is no assurance that any mineral resources will ultimately be reclassified as proven or probable reserves. United States Investors should read the “Cautionary Note to United States Investors” above.

(2)	Equivalency based on prices of $1.25/lb Cu, $18.00/lb Mo and $8.50/oz Ag, with no applied recovery factors.

Oxide, mixed and sulphide mineral resources have been segregated in the above estimates as the average grades between these material types are significantly different. Moreover, if the project is developed, oxide, mixed and sulphide ore will likely be treated by different processing methods, with different costs, recoveries and cutoff grades. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

The Rosemont Property is accessible under provisions of the General Mining Law of 1872 (the “General Mining Law”), subject to obtaining approval from the United States Forest Service (the U.S. Forest Service”) after completion of an Environmental Impact Statement (“EIS”). The EIS process includes an evaluation of all environmental aspects of the Rosemont Project, including “Consultation” on endangered species and cultural resources. The EIS timeline issued by the U.S. Forest Service calls for a Record of Decision in July 2010.

In July 2007 the Company formally filed the Mine Plan of Operations (“MPO”) with the U.S. Forest Service.  The detailed plan for the Rosemont Project includes progressive design, conservation and sustainability initiatives.  Once approved, the final Rosemont MPO becomes a binding document that assures the MPO’s commitments, including reclamation and closure funding guarantees.  The use of the project surface rights will require obtaining a number of federal, state, and local permits and approvals, which are now in progress.  Applications for operation permits were initiated after submittal of the MPO.  The 20-year groundwater withdrawal permit was approved and issued by Department Water Resources in early 2008.  The land reclamation plan was approved by the Arizona State Mine Inspector in July of 2009. Four additional major approvals are required before construction can begin and are at various stages of review.

For further information in respect of the Rosemont Project see “General Development of the Business” in the AIF incorporated herein by reference.

Rosemont Project Financing Arrangements

On June 17, 2008 the Company announced that its wholly owned subsidiary Rosemont Copper Company had entered into a loan agreement (the “Sumitomo Loan Agreement”) with Sumitomo Corporation of America (“Sumitomo”). Pursuant to the Sumitomo Loan Agreement, Sumitomo agreed to provide a U.S.$40,000,000 loan facility to be drawn down by the Rosemont Copper Company over the 12-month period to June 30, 2009 to fund major equipment contracts (U.S.$27 million) and general working capital (U.S.$13 million). As at June 12, 2009 the full amount of the facility had been drawn. Repayment of the loan is for the principal amount plus interest at a rate of LIBOR +1.50% . There are no other fees associated with the facility. The loan is guaranteed by Augusta and secured by the common shares and assets of Rosemont Copper Company, including deposits made on the long-lead time equipment ordered by the Rosemont Copper Company, and will mature in June 2010. In exchange for the loan, the Company granted Sumitomo certain rights to negotiate a minority ownership interest in the Rosemont Project. These rights expired unexercised. The Reorganization undertaken in 2008 necessitated an amendment to the Sumitomo Loan Agreement between Rosemont Copper Company and Sumitomo dated January 12, 2009 and effective October 1, 2008, whereby existing security granted by the Company in the shares of Rosemont Copper Company was replaced by security in the shares of each company in the Rosemont Corporate Chain, including those of Rosemont Copper Company. In addition, guarantees of the obligations of the Company under the Sumitomo Loan Agreement were also granted by each company in the Rosemont Corporate Chain. In March 2009, the Rosemont Copper Company and Sumitomo entered into a second amendment of the Sumitomo Loan Agreement whereby the parties clarified that the final draw of the loan could be less than the minimum prescribed draw amount. On April 13, 2009 the Company filed the Sumitomo Loan Agreement and the amendments thereto with securities commissions or similar authorities in each of the provinces of British Columbia, Alberta, Manitoba and Ontario through SEDAR.

RECENT DEVELOPMENTS

In July of 2009 the Company entered into an agreement with respect to the acquisition of 23, 250-ton Caterpillar 793F haulage trucks for the Rosemont Project.

On April 17, 2009 Augusta closed a non-brokered private placement of 3.35 million units (each a “Unit”) at a price of $1.50 per Unit for gross proceeds of $5,025,000 (the “Private Placement”). Each Unit was comprised of one Common Share and one non-transferable share purchase warrant entitling the holder to purchase one Common Share at a price of $2.30 per Common Share until April 17, 2010. A finder’s fee of $251,250 and 67,000 Units was paid in connection with the Private Placement. The Private Placement was undertaken to provide general working capital.

RISK FACTORS

An investment in Offered Shares is highly speculative and subject to a number of risks. Only those persons who can bear the risk of the entire loss of their investment should participate. An investor should carefully consider the risks described below and the other information filed with the Canadian securities regulators before investing in Common Shares. The risks described below are not the only ones faced. Additional risks that the Company currently does not foresee or believes to be immaterial may become important factors that affect the Company’s business. If any of the following risks occur, or if others occur, the Company’s business, operating results and financial condition could be seriously harmed and investors may lose all of their investment.

The Company has a history of losses and anticipates that it will continue to incur losses for the foreseeable future.

The Company has historically incurred losses as evidenced by its financial statements, including the consolidated statements of operations contained in its annual audited financial statements for the year ending 2008 and unaudited interim consolidated financial statements as at and for the three months ended March 31, 2009.

The Company’s efforts to date have focused on acquiring, exploring and advancing mineral properties to a development decision. The Company does not anticipate that it will earn any revenue from its operations until its properties are placed into production, which is not expected to be for several years, if at all.

The Company will require additional capital to fund its business plans.

The Company has no revenues from operations and does not expect to generate any revenues from operations in the foreseeable future. The Company’s planned activities for 2009 and 2010 anticipate significant Rosemont Project expenditures exceeding its current cash reserves. The Company will require additional capital to fund its business activities, including permitting and development expenditures, land purchases and deposits on long lead time mining equipment. The funds required for the planned activities in 2009 and 2010 are expected to be raised through this offering. The Company may raise additional capital through debt or equity financing, and possibly through joint ventures, production sharing arrangements or other means. Recent upheavals in financial markets worldwide could make it very difficult for the Company to raise funds. Such funding may not be available on commercially acceptable terms or at all. The Company’s failure to meet its ongoing obligations on a timely basis or to raise the additional funds that it requires could result in the delay or indefinite postponement of further exploration and development of its property or the loss or substantial dilution of its property interests (as existing or as proposed to be acquired).

Augusta has historically depended on distributions of its securities to fund its working capital and funding requirements.

Historically, the Company has raised funds principally through the sale of securities of Augusta. Additional equity financing would cause dilution to Augusta’s existing shareholders. In addition, the unrestricted resale of outstanding shares from the exercise of dilutive securities may have a depressing effect on the market for the Common Shares.

As at the date of this prospectus, Augusta had outstanding 8,485,800 stock options and 3,417,000 warrants, which in aggregate may result in the issuance of 11,902,800 Common Shares. In respect of the stock options, 4,842,454 are vested. The outstanding stock options are exercisable at between $0.10 and $4.97 and expire between November 15, 2009 and December 3, 2018. The warrants were all issued on April 17, 2009 in connection with the Private Placement and are exercisable until April 17, 2010 at an exercise price of $2.30.

The Company could lose its only material property upon an event of default under the loan agreement with Sumitomo.

The Company’s obligations under the Sumitomo Loan Agreement are secured by the common shares and assets of Rosemont Copper Company, which holds the Company’s only material property. In the event of default under the Sumitomo Loan Agreement, if the Company is unable to immediately pay all accrued and unpaid interest and principal debt, Sumitomo is entitled to take possession of the common shares and assets of Rosemont Copper Company and sell, lease, or dispose of such collateral including the Rosemont Property and apply the proceeds to the Company’s debt. If such an event occurs, the Company could lose its only material property and Augusta’s shareholders could lose their entire investment.

Interest owed under the Sumitomo Loan Agreement may increase and may impair the Company’s ability to repay amounts owed under the Sumitomo Loan Agreement.

Repayment of the Sumitomo Loan Agreement, which will expire in June 2010, will require the Company to pay to Sumitomo the principal amount of U.S.$40,000,000 drawn down under the facility plus interest at a rate of LIBOR +1.50% . An increase in LIBOR will increase the amount owed by the Company to Sumitomo and could impair the Company’s ability to repay the loan. Factors affecting LIBOR, including the credit and financial markets, are beyond the control of the Company. Such an increased repayment amount could significantly decrease the Company’s available working capital, forcing the Company to focus on repayment of the loan rather than exploration and development. Further, if the Company is unable to meet its repayment obligations under the Sumitomo Loan Agreement, the Company may be forced to sell some or all of its assets or face default, which could result in Augusta’s shareholders losing their investment.

The Company may be subject to risks relating to the global economy.

Recent market events and conditions, including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions, could impede Augusta’s access to capital or increase the cost of capital. In 2007 and into 2008, the United States credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market and a decline in the credit quality of mortgage-backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and general decline in consumer confidence. These conditions worsened in 2008 and are continuing in 2009, causing a loss of confidence in the broader United States and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the United States and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations. Access to additional capital may not be available to the Company on terms acceptable to it, or at all.

The Company is also exposed to liquidity risks in meeting its operating and capital expenditure requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact the ability of the Company to obtain loans and other credit facilities in the future and, if obtained, on terms favourable to the Company. If these increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted and the trading price of the Common Shares could be adversely affected.

As a result of current global financial conditions, numerous financial institutions have gone into bankruptcy or have been rescued by government authorities. As such, the Company is subject to the risk of loss of its deposits with financial institutions that hold the Company’s cash.

The Company has no history of production and may never place any of its properties into production.

The Company’s properties are not in commercial production, and the Company has never recorded any revenues from mining operations. The Company expects to incur losses unless and until such time as its properties enter into commercial production and generate sufficient revenues to fund its continuing operations. The development of mining operations on its properties will require the commitment of substantial resources for operating expenses and capital expenditures, which may increase in subsequent years as needed consultants, personnel and equipment associated with advancing development and commercial production of its properties is added. The amounts and timing of expenditures will depend on the progress of ongoing development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, the acquisition of additional properties, and other factors, many of which are beyond its control. The Company may not generate any revenues or achieve profitability.

The Company’s exploration activities may not be commercially successful.

Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labour are risks involved in the conduct of exploration programs. The Company is currently advancing detailed engineering work in preparation for construction and as such it is largely beyond the exploration stage for its Rosemount Property. The success of mineral exploration and development is determined in part by the following factors:

  the identification of potential mineralization based on analysis;
  the availability of exploration permits;
  the quality of the Company’s management and its geological and technical expertise; and
  the capital available for exploration.

Substantial expenditures and time are required to establish or to add to existing proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

The Company’s exploration and development projects have not had any revenues from operations upon which to base estimates of future operating costs or future revenues from operations. Particularly for development projects, estimates of proven and probable mineral reserves and cash operating costs are, to a large extent, based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and feasibility studies that derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, estimated operating costs, anticipated climatic conditions and other factors. As a result, it is possible that actual cash operating costs and economic returns will differ significantly from those currently estimated.

Any of the following events, among others, could affect the profitability or economic feasibility of a project, unanticipated changes in grade and tonnage of ore to be mined and processed, unanticipated adverse geotechnical conditions, incorrect data on which engineering assumptions are made, costs of constructing and operating a mine in a specific environment, availability and costs of processing and refining facilities, availability of economic sources of power, adequacy of water supply, availability of surface tenure on which to locate processing and refining facilities, adequate access to the site, including competing land uses (such as agriculture and illegal mining), unanticipated transportation costs, and accidents, labour actions and force majeure events.

Exploration, development and mining involve a high degree of risk.

The Company’s operations will be subject to all the hazards and risks normally encountered in the exploration, development and production of copper and other base or precious metals, including, without limitation, encountering unusual or unexpected geologic formations or other geological or grade problems, unanticipated changes in metallurgical characteristics and metal recovery, periodic interruptions due to inclement or hazardous weather condition, seismic activity, rock bursts, pit-wall failures, cave-ins, encountering unanticipated ground or water conditions, flooding, fire, and other conditions involved in the drilling, removal of material, environmental hazards, discharge of pollutants or hazardous chemicals, industrial accidents, failure of processing and mining equipment, labour disputes, supply problems and delays and changes in the regulatory environment any of which could result in damage to, or destruction of, mineral properties, mines and other producing facilities, damage to life or property, personal injury or death, loss of key employees, environmental damage, delays in the Company’s exploration and development activities, monetary losses and legal liabilities. Satisfying such liabilities may be very costly and could have a material adverse effect on the Company’s future cash flow, results of operations and financial condition.

The Company may be adversely affected by fluctuations in copper, molybdenum, silver, gold and other metal prices.

The value and price of the Common Shares, financial results, and its exploration, development and mining, if any, activities may be significantly adversely affected by declines in the price of copper, molybdenum, silver, gold and other metals. Mineral prices fluctuate widely and are affected by numerous factors beyond the Company’s control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the U.S. dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of mineral producing countries throughout the world. The price for metals can fluctuate in response to many factors beyond anyone’s ability to predict. The prices used in making the resource estimates are disclosed and differ from daily prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated resource quantities, which are affected by a number of additional factors. For example, a 10 percent change in price may have little impact on the estimated resource quantities and affect only the resultant cash flow, or it may result in a significant change in the amount of resources. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons, including a belief that the low price is temporary and/or the greater expense incurred in closing a property permanently.

Mineralized material calculations and life-of-mine plans using significantly lower metal prices could result in material write-downs of the Company’s investments in mining properties and increased amortization, reclamation and closure charges.

In addition to adversely affecting the Company’s mineralized material estimates and financial condition, declining metal prices could impact operations by requiring a reassessment of the commercial feasibility of the Rosemont Project. Such a reassessment may be the result of a management decision related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays in development or may interrupt operations, if any, until the reassessment can be completed.

Production and cost estimates may be worse than anticipated.

The decision by the Company to proceed with the development of the Rosemont Project was based on economic projections determined as part of the 2007 Feasibility Study process later supported by the 2009 Feasibility Study completed in January 2009. Included in these projections were estimates for metal production and capital and operating costs. No assurance can be given that such estimates will be achieved. Failure to achieve these production and capital and operating cost estimates or material increases in costs could have an adverse impact on the Company’s future cash flows, profitability, results of operations and financial condition.

The Company’s actual production and capital and operating costs may vary from estimates for a variety of reasons, including: actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades; revisions to mine plans; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, water availability, floods, and earthquakes; and unexpected labour shortages or strikes. Costs of production may also be affected by a variety of factors, including; changing waste-to-ore ratios, ore grade metallurgy, labour costs, the cost of commodities, general inflationary pressures and currency rates.

Litigation may adversely affect the Company’s assets.

The Company may be involved in disputes with other parties in the future, which may result in litigation. The results of litigation cannot be predicted with certainty. If the Company is unable to resolve these disputes favorably, it may have a material adverse impact on the Company’s financial performance, cash flow and results of operations.

Title to the Company’s properties may be subject to other claims.

Although the Company believes it has exercised commercially reasonable due diligence with respect to determining title to properties it owns, controls or has the right to acquire by option, there is no guarantee that title to such properties will not be challenged or impugned. The Company’s mineral property interests may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of the Company’s properties which, if successful, could impair development and/or operations. This may be exacerbated due to the large number of title transfers historically involved with some of the properties.

The Company is subject to risks related to community action.

All industries, including the mining industry, are subject to community actions. In recent years, communities and nongovernmental organizations have become more vocal and active with respect to mining activities at or near their communities. These parties may take actions such as road blockades, applications for injunctions seeking work stoppage and lawsuits for damages. These actions can relate not only to current activities but also in respect of decades old mining activities by prior owners of subject mining properties.

Estimates of mineralized materials are subject to geologic uncertainty and inherent sample variability.

Although the estimated resources at the Rosemont Property have been delineated with appropriately spaced drilling, there is inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There also may be unknown geologic details that have not been identified or correctly appreciated at the current level of delineation. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of the resulting variances can have a positive effect and others can have a negative effect on mining and processing operations. Acceptance of these uncertainties is part of any mining operation.

Mineral resources and proven and probable reserves are estimates.

Although the mineralized material and proven and probable reserve figures included in this document have been carefully prepared by independent engineers, these amounts are estimates only, and the Company cannot be certain that specific quantities of copper, molybdenum, silver, gold or other minerals will in fact be realized. There are numerous uncertainties inherent in estimating measured, indicated and inferred mineral resources and proven and probable mineral reserves including many factors beyond the Company’s control. The estimation of mineral resources and mineral reserves is necessarily a subjective process, and the accuracy of any such estimates are a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretations, which may prove to be unreliable and different materially from actual results. Any material change in the quantity of mineralization, grade or stripping ratio, or mineral prices may affect the economic viability of its properties. In addition, the Company cannot be certain that metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production. Until an unmined deposit is actually mined and processed the quantity of mineral resources and reserves and grades must be considered as estimates only.

Government regulation may adversely affect the Company’s business and planned operations.

The Company believes its exploration project complies with existing environmental and mining laws and regulations affecting its operations. Its mining, processing, development and mineral exploration activities, if any, will be subject to various laws governing prospecting, mining, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. The Company can provide no assurance that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail production or development.

A portion of the present Rosemont Property land position is located on unpatented mine and millsite claims located on United States federal public lands. The right to use such claims are granted under the General Mining Law. Unpatented mining claims are unique property interests in the United States, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law and the interaction of the General Mining Law and other federal and state laws, such as those enacted for the protection of the environment. Unpatented mining claims are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and maintenance, is dependent on strict compliance with a complex body of federal and state statutory or decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatentable mining claims. In recent years, the United States Congress has considered a number of proposed amendments to the General Mining Law. If adopted, such legislation could, among other things:

  impose a royalty on the production of metals or minerals from unpatented mining claims;
  reduce or prohibit the ability of a mining company to expand its operations; and
  require a material change in the method of exploiting the reserves located on unpatented mining claims.

All of the foregoing could adversely affect the economic and financial viability of any future mining operations at the Rosemont Property.

Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on its business and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

The Company will require exploration and mining permits and licences.

No guarantee can be given that the necessary exploration and mining permits and licences will be issued to the Company or, if they are issued, that they will be renewed, or that the Company will be in a position to comply with all conditions that are imposed. Nearly all mining projects require government approval. There can be no certainty that these approvals will be granted to the Company in a timely manner, or at all.

The Company’s operations are subject to environmental risks.

All phases of the Company’s operations are subject to federal, state and local environmental regulation in the jurisdictions in which the Company operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. The Company cannot be certain that future changes in environmental regulation, if any, will not adversely affect its operations. Environmental hazards may exist on the properties on which the Company holds and will hold interests which are unknown to the Company at present and which have been caused by previous or existing owners or operators of the properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Production, if any, at its mines will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems then the Company may become subject to liability for hazards that it may not be insured against or for clean up work that may not be insured.

The Common Shares may be subject to price and volume fluctuations and the market price for the Common Shares after this offering may drop below the Offering Price.

In recent years, securities markets have experienced considerable price and volume volatility, and the market prices of securities of many companies have been subject to wide fluctuations not necessarily related to the operating performance, underlying asset values, exploration success or prospects of such companies. The market price of a publicly traded stock, especially a junior resource issuer, is affected by many variables including the market for junior resource stocks, the strength of the economy generally, commodity prices, the availability and attractiveness of alternative investments, and the breadth of the public market for the stock. The effect of these and other factors on the market price of securities on the stock exchanges on which Augusta trades, suggest the trading price of the Common Shares will continue to be volatile. There can be no assurance that such fluctuations will not affect the price of Augusta’s Common Shares after this offering, and may decline below the Offering Price. As a result of this volatility, you may not be able to sell your Common Shares at or above the Offering Price.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the Company’s profitability and reputation.

The Company does not insure against all risks.

The Company’s insurance policies do not insure the Company against all the potential risks associated with a mining company’s operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to the Company or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon the Company’s financial condition and results of operations.

The Company competes with larger, better capitalized competitors in the mining industry.

The mining industry is competitive in all of its phases. The Company faces strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, base and precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities than the Company. As a result of this competition, the Company may be unable to maintain or acquire attractive mining properties on terms it considers acceptable or at all. Consequently, the Company’s revenues, operations and financial condition could be materially adversely affected.

Any metal price hedging activities undertaken by the Company may also limit the price that it can realize on such metals.

As of the date hereof, the Company has no hedges in place against movements of metal prices, but it may engage in hedging activities in the future. Hedging activities are intended to protect a company from the fluctuations of the prices of metal and to minimize the effect of declines in prices on results of operations for a period of time. Although hedging activities may protect a company against low metal prices, they may also limit the price that can be realized on the relevant metal that is subject to forward sales and call options where the market price of the relevant metal exceeds the price in a forward sale or call option contract.

The Company may incur losses associated with foreign currency fluctuations.

The Company operates predominantly in the United States and Canada, and incurs most of its expenses in the Company’s sole material property, which is located in the United States. Consequently, a significant portion of the Company’s operating expenses are incurred in U.S. dollars. The fluctuation of the exchange rate between the U.S. dollar and the Canadian dollar will affect the values of the securities of the Company and the financial conditions of the Company.

The Company is dependent on its key personnel.

The Company’s success depends on its key executives. The loss of the services of one or more of such key management personnel could have a material adverse effect on the Company. The Company’s ability to manage exploration and development activities, and hence its success, will depend in large part on the efforts of these individuals. The Company faces intense competition for qualified personnel, and cannot be certain that it will be able to attract and retain such personnel.

The Company’s officers and directors may have potential conflicts of interest.

Certain of the Company’s directors and officers serve as directors and/or officers of other public and private companies and devote a portion of their time to manage other business interests. This may result in certain conflicts of interest. To the extent that such other companies may participate in ventures in which the Company is also participating, such directors and officers may have a conflict of interest in negotiating and reaching an agreement with respect to the extent of each company’s participation. The laws of Canada require the directors and officers to act honestly, in good faith, and in the best interests of the Company and its shareholders. However, in conflict of interest situations, the Company’s directors and officers may owe the same duty to another company and will need to balance the competing obligations and liabilities of their actions. There is no assurance that the Company’s needs will receive priority in all cases. From time to time, several companies may participate together in the acquisition, exploration and development of natural resource properties, thereby allowing these companies to: (i) participate in larger programs; (ii) acquire an interest in a greater number of programs; and (iii) reduce their financial exposure with respect to any one program. A particular company may assign, at its cost, all or a portion of its interests in a particular program to another affiliated company due to the financial position of the company making the assignment. In determining whether or not the Company will participate in a particular program and the interest therein to be acquired by it, it is expected that the Company’s directors will primarily consider the degree of risk to which the Company may be exposed and its financial position at the time.

Augusta provides indemnity and protection to its directors and officers.

Section 7 of Augusta’s By-Law No.1 provides that Augusta shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Augusta’s request as a director or officer of a body corporate of which Augusta is or was a shareholder or creditor against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment. Thus, Augusta may be required to pay amounts to settle any such claims that may arise. The impact of any such possible future indemnity protection cannot be determined at this time.

Augusta does not intend to pay dividends.

Augusta has never paid a dividend to its shareholders and intends to retain its cash for the continued development of its business. Augusta does not intend to pay cash dividends on its common stock in the foreseeable future. As a result, an investor’s return on investment will be solely determined by his or her ability to sell Common Shares in the secondary market.

Increased costs and compliance risks as a result of being a public company.

Legal, accounting and other expenses associated with public company reporting requirements have increased significantly in the past few years. The Company anticipates that general and administrative costs associated with regulatory compliance will continue to increase with ongoing compliance requirements under the Sarbanes-Oxley Act of 2002, as well as any new rules implemented by the SEC, Canadian Securities Administrators, the NYSE Amex and the TSX in the future. These rules and regulations have significantly increased the Company’s legal and financial compliance costs and made some activities more time-consuming and costly. There can be no assurance that the Company will continue to effectively meet all of the requirements of these regulations, including Sarbanes-Oxley Section 404 and National Instrument 52-109 of the Canadian Securities Administrators (“NI 52-109”). Any failure to effectively implement internal controls, or to resolve difficulties encountered in their implementation, could harm the Company’s operating results, cause the Company to fail to meet reporting obligations or result in management being required to give a qualified assessment of the Company’s internal controls over financial reporting or the Company’s independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in the Company’s reported financial information, which could have a material adverse effect on the trading price of the Common Shares. These rules and regulations have made it more difficult and more expensive for it to obtain director and officer liability insurance, and the Company may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage in the future. As a result, it may be more difficult for the Company to attract and retain qualified individuals to serve on its board of directors or as executive officers. If the Company fails to maintain the adequacy of its internal control over financial reporting, the Company’s ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 and/or NI 52-109 could be impaired, which could cause the Company’s stock price to decrease.

Differences in United States and Canadian reporting of reserves and resources.

The disclosure in this prospectus, including the documents incorporated herein by reference, uses terms that comply with reporting standards in Canada. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be used by the Company by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of the measured mineral resources, indicated mineral resources, or inferred mineral resources will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility, pre-feasibility studies or other economic studies, except in rare cases.

Accordingly, information contained in this prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

Augusta is likely a "Passive Foreign Investment Company" which will likely have adverse tax consequences for United States investors.

Potential investors in the Offered Shares who are United States taxpayers should be aware that Augusta believes it has been classified as a passive foreign investment company (“PFIC”) during one or more prior taxable years, and based on current business plans and financial projections, Augusta believes there is a significant likelihood that it will be a PFIC during the current taxable year. If Augusta is a PFIC for any year during a United States taxpayer’s holding period, then such United States taxpayers generally will be required to treat any gain realized upon a disposition of the Offered Shares, or any so-called “excess distribution” received on the Offered Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distributions, unless the taxpayer makes a timely and effective "qualified electing fund" (“QEF”) election or a "mark-to-market" election with respect to the Offered Shares. In certain circumstances, the sum of the tax and the interest charge may exceed the amount of the proceeds of disposition realized, or the amount of excess distribution received, by the taxpayer. A United States taxpayer who makes a QEF election generally must report on a current basis its share of Augusta's net capital gain and ordinary earnings for any year in which Augusta is a PFIC, whether or not Augusta distributes any amounts to its shareholders. A United States taxpayer who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Offered Shares over the taxpayer’s basis therein. This paragraph is qualified in its entirety by the discussion below under the heading “Certain United States Federal Income Tax Considerations.” Each United States taxpayer should consult his or her own tax advisor regarding the United States federal, United States state and local, and foreign tax consequences of the PFIC rules and the acquisition, ownership, and disposition of Offered Shares.

United States investors may not be able to obtain enforcement of civil liabilities against the Company.

The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that Augusta is governed by the Canada Business Corporations Act, a federal statute of Canada, that certain of the Company’s directors and certain of the Company’s officers are residents of Canada, that the Underwriters and the certain of the experts named in this prospectus are residents of Canada, and that a portion of the Company’s assets and a substantial portion of the assets of said persons are located outside the United States. It may not be possible for investors to effect service of process within the United States on certain of the Company’s directors and officers, the Underwriters and the experts named in this prospectus or enforce judgments obtained in the United States courts against The Company, certain of the Company’s directors and officers, the Underwriters and the experts named in this prospectus based upon the civil liability provisions of United States federal or state securities laws.

There is some doubt as to whether a judgment of a United States court based solely upon the civil liability provisions of United States federal or state securities laws would be enforceable in Canada against the Company, its directors and officers, the Underwriters and the experts named in this prospectus. There is also doubt as to whether an original action could be brought in Canada against the Company or its directors and officers, the Underwriters or the experts named in this prospectus to enforce liabilities based solely upon United States federal or state securities laws.

The Company has discretion in the use of the net proceeds from this offering.

The Company currently intends to apply the net proceeds received from this offering as described below under “Use of Proceeds”. However, the Company’s management will have discretion in the actual application of the net proceeds, and the Company may elect to allocate proceeds differently from that described in “Use of Proceeds” if it believes it would be in the Company’s best interests to do so. The failure by management to apply these funds effectively could have a material adverse effect on the Company’s business.

CONSOLIDATED CAPITALIZATION

The following represents Augusta’s share capital both before and after the issuance of the Offered Shares. This table should be read in conjunction with the Company’s unaudited consolidated financial statements for the three month period ended March 31, 2009, incorporated by reference herein:

Designation of Shares	Number of Common Shares Authorized	Outstanding on March 31, 2009	Outstanding on March 31, 2009•, after giving effect to this offering(2)	Outstanding on •, 2009(1)	As at •, after giving effect to this offering(2)
Common	Unlimited	88,734,261	•	•	•

(1)

Since March 31, 2009, Augusta issued an aggregate of 3,417,000 Common Shares pursuant to the Private Placement. See “Recent Developments”. As at July 27, 2009, Augusta has outstanding 8,485,800 incentive stock options issued pursuant to its stock option plans and 3,417,000 warrants issued pursuant to the Private Placement, which in the aggregate may result in the issuance of 11,902,800 additional Common Shares.

(2)	If the Option granted to the Underwriters is exercised in full, this figure will be increased by an additional • Common Shares for a total of •.

As at March 31, 2009 the Company’s loan capital was U.S.$39,771,945, being the balance owing under the loan from Sumitomo. On June 12, 2009 the Company drew the final amount of U.S.$228,055 under the Sumitomo Loan Agreement. Accordingly, as at July •, 2009 the loan capital was U.S.$40,000,000, being the amount owing to Sumitomo. See “Description of the Business – Rosemont Project Financing Arrangements”.

USE OF PROCEEDS

The estimated net proceeds to Augusta from the sale of the Offered Shares will be $• after deducting the commission to the Underwriters. The net proceeds from the sale of the Offered Shares, after the expenses of the offering estimated to be $•, will be used by the Company in relation to the development of the Rosemont Project. The following table sets out the principal purposes and the approximate amounts allocated to each purpose:

Purpose	Allocation of Proceeds	Allocation of Proceeds
($)%
Permitting & Support	•	•
Engineering	•	•
Land & Water	•	•
Equipment Procurement	•	•
Working Capital	•	•
Total	•	•

In the event that the Option is exercised in full, the additional estimated net proceeds of $• will be used for the same purposes as set out above, in the same percentages as set out above, consistent with the Company’s growth strategy.

The Company intends to spend the funds available to it as stated in this prospectus, however, there may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary.

INCOME TAX CONSIDERATIONS

The following discussion generally summarizes certain material Canadian and United States federal income tax considerations of the acquisition, ownership and disposition of the Offered Shares purchased pursuant to this prospectus.

Certain Canadian Federal Income Tax Considerations

In the opinion of Fasken Martineau DuMoulin LLP, counsel to the Company, and Stikeman Elliott LLP, counsel to the Underwriters, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to purchasers who acquire Offered Shares pursuant to this offering and who, for the purposes of the Tax Act and at all relevant times, hold such Offered Shares as capital property and deal at arm’s length and are not affiliated with Augusta (each a “Holder”). Offered Shares will generally be considered to be capital property to a Holder unless such Offered Shares are held by such Holder in the course of carrying on a business, or were acquired by such Holder in a transaction or transactions considered to be an adventure in the nature of trade.

This summary does not apply to a purchaser of Offered Shares (i) that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules; (ii) an interest in which is or would constitute a “tax shelter investment” as defined in the Tax Act; (iii) that is a “specified financial institution” as defined in the Tax Act; or (iv) that reports its Canadian tax results in a currency other than the Canadian currency. All such purchasers should consult their own tax advisors with respect to an investment in Offered Shares.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, counsel’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency (the “CRA”), and all specific proposals to amend the Tax Act and the regulations thereunder announced by the Minister of Finance (Canada) prior to the date hereof (“Tax Proposals”). This summary assumes that the Tax Proposals will be enacted in their current form and does not otherwise take into account or anticipate any changes in the law or in the administrative practices and assessing policies of the CRA, whether by judicial, governmental or legislative decisions or action, and whether prospective or retroactive in effect, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

The summary is of a general nature only, is not exhaustive of all income tax considerations, and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of the Offered Shares and no representation with respect to the Canadian tax consequences to any particular holder is made. Holders should consult with their own tax advisors with respect to the income tax consequences to them of acquiring, holding or disposing of the Offered Shares.

Certain Canadian Federal Income Tax Considerations for Holders Resident in Canada

The following portion of the summary is applicable to a Holder who at all relevant times is resident or deemed to be resident in Canada for the purposes of the Tax Act and any applicable tax treaty or convention (a “Canadian Holder”). Certain Canadian Holders to whom Offered Shares might not constitute capital property may make the irrevocable election provided by subsection 39(4) of the Tax Act, in qualifying circumstances, to have the Offered Shares and every other “Canadian Security” (as defined in the Tax Act) owned by such Canadian Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property to the Holder. Canadian Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available and/or advisable in their particular circumstances.

Dividends

Dividends received or deemed to be received on the Offered Shares will be included in computing the Canadian Holder’s income.

Dividends (including deemed dividends) received on Offered Shares by a Canadian Holder who is an individual (and certain trusts) will be included in the Canadian Holder’s income and be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-

up and dividend tax credit for “eligible dividends” properly designated as such by Augusta. Taxable dividends received by such Canadian Holder may give rise to alternative minimum tax under the Tax Act.

Dividends (including deemed dividends) received on Offered Shares by a Canadian Holder that is a corporation will be included in the Canadian Holder’s income and will normally be deductible in computing such Canadian Holder’s taxable income. A Canadian Holder that is a “private corporation” (as defined in the Tax Act) or any other corporation resident in Canada and controlled, whether by reason of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received on the Offered Shares to the extent that such dividends are deductible in computing the Canadian Holder’s taxable income.

Disposition of Offered Shares

A Canadian Holder who disposes of or is deemed to have disposed of an Offered Share will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition in respect of the Offered Share exceeds (or is exceeded by) the aggregate of the adjusted cost base of such Offered Share and any reasonable expenses associated with the disposition. The cost to a Canadian Holder of an Offered Share acquired pursuant to this offering will be averaged with the adjusted cost base of any other Offered Shares owned by such Canadian Holder as capital property for the purposes of determining the adjusted cost base of each such Offered Share to such Canadian Holder. Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Holder must be included in the Canadian Holder’s income for the taxation year in which the disposition occurs, and subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss incurred by a Canadian Holder (an “allowable capital loss”) may normally be deducted against taxable capital gains realized by the Canadian Holder in the taxation year of the disposition. Allowable capital losses in excess of taxable capital gains realized in a taxation year may ordinarily be deducted by the Canadian Holder against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard. Capital gains realized by a Holder who is an individual (other than certain specified trusts) may be subject to alternative minimum tax.

The amount of any capital loss realized on the disposition or deemed disposition of an Offered Share by a Canadian Holder that is a corporation may be reduced by the amount of dividends previously received or deemed to have been received by the Canadian Holder on such Offered Share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply to a corporation that is a member of a partnership or beneficiary of a trust that owns Offered Shares or that is itself a member of a partnership or a beneficiary of a trust that owns Offered Shares. A Canadian Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the taxation year, which is defined to include an amount in respect of taxable capital gains.

Certain Canadian Federal Income Tax Considerations for Non-Canadian Holders

The following section summarizes the principal Canadian federal income tax considerations generally applicable to a Holder that (i) at all relevant times, for the purposes of the Tax Act and any applicable tax treaty or convention, is not a resident of Canada, and (ii) does not use or hold (and will not use or hold) and is not deemed to use or hold the Offered Shares in, or in the course of carrying on a business in Canada and does not carry on an insurance business in Canada and elsewhere (a “Non-Canadian Holder”).

Dividends

Dividends paid on the Offered Shares to a Non-Canadian Holder will be subject to withholding tax under the Tax Act at a rate of 25%, subject to a reduction under the provisions of an applicable tax treaty or convention. For Non-Canadian Holders who are resident in the United States for purposes of and entitled to the full benefit of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), dividends on the Offered Shares generally will be subject to Canadian withholding tax at the rate of 15%. Under the Canada-U.S. Tax Convention, dividends paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, withholding of tax from dividends paid to such organizations is not required. Qualifying organizations that fail to follow the required administrative procedures will have to file a claim for refund to recover any amounts withheld.

Disposition of Offered Shares

A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of a capital gain realized upon the disposition of Offered Shares unless the Offered Shares represent “taxable Canadian property” to the Non-Canadian Holder (as defined in the Tax Act), and the gain is not otherwise exempt from tax in Canada pursuant to the terms of an applicable tax treaty or convention. Provided the Offered Shares are listed on a designated stock exchange (which currently includes the TSX) at the time of disposition, the Offered Shares will not constitute taxable Canadian property to a Non-Canadian Holder unless the Non-Canadian Holder, persons with whom the Non-Canadian Holder does not deal at arm’s length, or any combination of the foregoing owned at least 25% of the issued shares of any class or series of the capital stock of Augusta at any time during the 60 month period preceding the disposition of the Offered Shares. Offered Shares can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act. For a Non-Canadian Holder who is resident in the United States for purposes of and entitled to the full benefit of the Canada-U.S. Tax Convention, even if the Offered Shares represent taxable Canadian property, under the Canada-United States Tax Treaty no Canadian taxes will generally be payable on a capital gain realized on the disposition of the Offered Shares, unless the value of the Offered Shares is derived principally from real property situated in Canada.

In the event that the Offered Shares constitute taxable Canadian property to a Non-Canadian Holder and a capital gain realized on the disposition of such Offered Shares is not exempt from tax under the Tax Act by virtue of the terms of an applicable tax treaty or convention, such Non-Resident Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Certain Canadian Federal Income Tax Considerations for Holders Resident in Canada - Disposition of Offered Shares”. A Non-Canadian Holder whose Offered Shares are taxable Canadian property may be required to file a Canadian income tax return reporting the disposition of such Offered Shares. Non-Canadian Holders whose Offered Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Certain United States Federal Income Tax Considerations

The following is a general summary of certain material United States federal income tax consequences to a U.S. Holder (as hereinafter defined) arising from and relating to the acquisition, ownership and disposition of Offered Shares acquired pursuant to this prospectus.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Offered Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the United States federal income tax consequences to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the United States federal, state and local, and foreign tax consequences of the acquisition, ownership and disposition of Offered Shares.

No legal opinion from United States legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the United States federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Canada-U.S. Tax Convention, and United States court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Offered Shares acquired pursuant to this prospectus that, for United States federal income tax purposes, is (a) an individual who is a citizen or resident of the United States, (b) a corporation, or any other entity classified as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any state in the United States, or the District of Columbia, (c) an estate if the income of such estate is subject to United States federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a United States person for United States federal income tax purposes or (ii) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Offered Shares that is not a U.S. Holder. This summary does not address the United States federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of Offered Shares. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the United States federal income, state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed

This summary does not address the United States federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code; (h) United States expatriates or former longer-term residents of the United States or (i) U.S. Holders that own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of Augusta. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the United States federal, state and local, and foreign tax consequences arising from and relating to the acquisition, ownership and disposition of Offered Shares.

If an entity that is classified as a partnership for United States federal income tax purposes holds Offered Shares, the United States federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for United States federal income tax purposes should consult their own tax advisor regarding the United States federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

Tax Consequences Not Addressed

This summary does not address the United States state and local, United States federal estate and gift, United States federal alternative minimum tax, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares. Each U.S. Holder should consult its own tax advisor regarding the United States state and local, United States federal estate and gift, United States federal alternative minimum tax, and foreign tax consequences of the acquisition, ownership, and disposition of Offered Shares.

Passive Foreign Investment Company Rules

If Augusta is considered a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”) at any time during a U.S. Holder’s holding period, the following sections will generally describe the United States federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares.

The Status of Augusta as a PFIC

Augusta generally will be a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of the gross income of Augusta for such taxable year is passive income or (b) 50% or more of the assets held by Augusta either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if Augusta is not publicly traded and either is a “controlled foreign company” or makes an election). “Gross income” generally means all revenues less the cost of goods sold, and “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if Augusta owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Augusta will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by Augusta from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if Augusta is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of Augusta which is also a PFIC (a ‘‘Subsidiary PFIC’’), and will be subject to United States federal income tax on (i) a distribution on the shares of a Subsidiary PFIC and (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

Augusta believes that it has been a PFIC during one or more prior taxable years, and based on current business plans and financial projections, Augusta expects to be a PFIC during the current taxable year. The determination of whether Augusta was, or will be, a PFIC for a taxable year depends, in part, on the application of complex United States federal income tax rules, which are subject to differing interpretations. In addition, whether Augusta will be a PFIC for any taxable year depends on the assets and income of Augusta over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that the IRS will not challenge any determination made by Augusta concerning its PFIC status for any taxable year. Each U.S. Holder should consult its own tax advisor regarding the PFIC status of Augusta and any of its non-United States subsidiaries.

Default PFIC Rules under Section 1291 of the Code

If Augusta is a PFIC, the United States federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Offered Shares will depend on whether such U.S. Holder makes an election to treat Augusta as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Offered Shares and (b) any excess distribution received on the Offered Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the Offered Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Offered Shares, and any “excess distribution” (as defined in Section 1291(b) of the Code) paid on Offered Shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder’s holding period for the Offered Shares generally will be subject to United States federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a Company must treat any such interest paid as “personal interest,” which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder’s holding period for the Offered Shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

If Augusta is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds Offered Shares, Augusta will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether Augusta ceases to be a PFIC in one or more subsequent taxable years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Offered Shares were sold on the last day of the last taxable year for which Augusta was a PFIC.

QEF Election

A U.S. Holder that makes a QEF Election for the first taxable year in which its holding period of its Offered Shares begins, generally, will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Offered Shares. However, a U.S. Holder that makes a QEF Election will be subject to United States federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of Augusta, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of Augusta, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to United States federal income tax on such amounts for each taxable year in which Augusta is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by Augusta. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current United States federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a Company, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from Augusta to the extent that such distribution represents “earnings and profits” of Augusta that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Offered Shares.

The procedure for making a QEF Election, and the United States federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Offered Shares in which Augusta was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a United States federal income tax return for such year.

A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, Augusta ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which Augusta is not a PFIC. Accordingly, if Augusta becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during a subsequent taxable year in which Augusta qualifies as a PFIC.

Augusta will make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC, and will provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to Augusta is required to obtain for United States federal income tax purposes. However, U.S. Holders should be aware that Augusta can provide no assurances that it will provide any such information relating to any Subsidiary PFIC. Because Augusta may own shares in one or more Subsidiary PFICs, and may acquire shares in one or more Subsidiary PFICs in the future, they will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any Subsidiary PFIC for which the U.S. Holders do not obtain the required information. Each U.S. Holder should consult his, her or its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a QEF Election with respect to Augusta and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Offered Shares are marketable stock. The Offered Shares generally will be “marketable stock” if the Offered Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Offered Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to the Offered Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first taxable year of such U.S. Holder’s holding period for the Offered Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Offered Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which Augusta is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Offered Shares, as of the close of such taxable year over (b) such U.S. Holder’s tax basis in such Offered Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Offered Shares, over (ii) the fair market value of such Offered Shares (but only to the extent of the net amount of previously included income a result of the Mark-to-Market Election for prior taxable years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Offered Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the Offered Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Offered Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Offered Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific United States federal income tax consequences to a U.S. Holder may vary based on the manner in which Offered Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if Augusta is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Offered Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Offered Shares. In addition, a U.S. Holder who acquires Offered Shares from a decedent will not receive a “step up” in tax basis of such Offered Shares to fair market value. Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the United States federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.

United States Federal Income Tax Consequences of the Ownership, and Disposition of Offered Shares

If Augusta is not considered a PFIC at any time during a U.S. Holder’s holding period, the following sections will generally describe the United States federal income tax consequences to U.S. Holders of the ownership, and disposition of Offered Shares.

General Taxation of Distributions

Subject to the PFIC rules, discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Offered Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of Augusta, as computed for United States federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Augusta, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares. However, Augusta does not intend to maintain the calculations of earnings and profits in accordance with United States federal income tax principles, and each U.S. Holder should therefore assume that any distribution by Augusta with respect to the Offered Shares will constitute ordinary dividend income. (See “ Sale or Other Taxable Disposition of Offered Shares” below). Dividends received on Offered Shares generally will not be eligible for the “dividends received deduction”.

For taxable years beginning before January 1, 2011, a dividend paid to a U.S. Holder who is an individual, estate or trust by Augusta generally will be taxed at the preferential tax rates applicable to long-term capital gains if Augusta is a “qualified foreign corporation” (“QFC”) and certain holding period requirements for the Offered Shares are met. Augusta generally will be a QFC as defined under Section 1(h)(11) of the Code if Augusta is eligible for the benefits of the Canada-U.S. Tax Convention or the its shares are readily tradable on an established securities market in the United States However, even if Augusta satisfies one or more of these requirements, Augusta will not be treated as a QFC if Augusta is a PFIC for the taxable year during which it pays a dividend or for the preceding taxable year. See the section above under the heading “Passive Foreign Investment Company Rules” above.

As discussed above, Augusta believes that it has been a PFIC during one or more prior taxable years, and based on current business plans and financial projections, Augusta expects to be a PFIC during the current taxable year. (See the section above under the heading "Passive Foreign Investment Company Rules". Accordingly, Augusta does not expect to be a QFC in the current taxable year and it may not be a QFC for subsequent taxable years.

If Augusta is not a PFIC, but a dividend paid to a U.S. Holder otherwise fails to qualify for the preferential tax rates discussed above, a dividend paid by Augusta to a U.S. Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

Sale or Other Taxable Disposition of Offered Shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of Offered Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in such Offered Shares sold or otherwise disposed of. Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Offered Shares have been held for more than one year.

Preferential rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a Corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Tax Issues Generally Applicable to the Ownership and Disposition of Offered Shares

The following is a discussion of certain United States federal income tax issues generally applicable to U.S. Holders relating to the ownership and disposition of Offered Shares, regardless of the Company’s status as a PFIC.

Foreign Currency Issues

The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt.  A U.S. Holder that does not convert foreign currency received into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt.  Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars) and such income or loss generally will be treated as “U.S. Source” for purposes of applying the United States foreign tax credit rules.

The amount realized by a U.S. Holder receiving foreign currency in connection with a disposition of Offered Shares generally will be equal to the U.S. dollar value of the proceeds received based on the exchange rate applicable on the date of receipt.  A U.S. Holder that does not convert foreign currency received  into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt.  Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars) and such income or loss generally will be treated as “U.S. source” for purposes of applying the United States foreign tax credit rules.

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Offered Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid.  Generally, a credit will reduce a U.S. Holder’s United States federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to United States federal income tax.  This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s United States federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. Source.”  In addition, this limitation is calculated separately with respect to specific categories of income.  Dividends paid by Augusta generally will constitute “foreign source” income and generally will be categorized as “passive category income.”

Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Offered Shares generally will be treated as “U.S. source” for purposes of applying the United States foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as “foreign source” under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as “foreign source.”

Subject to specific rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under United States federal income tax law and regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. U.S. Holders of Offered Shares, should consult with their own tax advisors regarding the requirements of filing information returns, and , if applicable mark-to-market and QEF elections.

Payments made within the United States of dividends on, and proceeds arising from the sale or other taxable disposition of, Offered Shares generally may be subject to information reporting and backup withholding if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct United States taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect United States taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalties of perjury, that such U.S. Holder has furnished its correct United States taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the United States backup withholding tax rules will be allowed as a credit against a U.S. Holder’s United States federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding application of the information reporting and backup withholding rules to them.

PLAN OF DISTRIBUTION

Under an agreement (the “Underwriting Agreement”) dated as of July •, 2009 between Augusta and the Underwriters, Augusta has agreed to sell and the Underwriters have severally agreed to purchase, as principal, on the Closing Date, •

Offered Shares at the Offering Price payable in cash (net of commission to the Underwriters) to Augusta against delivery of the Offered Shares. The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement. The Offering Price was determined by negotiation between Augusta and the Underwriters. The terms of the Underwriting Agreement relating to the Underwriters' compensation shall have been approved, to the extent required, by the Financial Industry Regulatory Authority, Inc.

Pursuant to the Underwriting Agreement, Augusta has agreed to pay to the Underwriters a commission equal to •% of the gross proceeds from the issue and sale of the Offered Shares, and agreed to indemnify the Underwriters against certain liabilities.

Augusta has granted the Underwriters the Compensation Option entitling the Underwriters to purchase up to an additional •% of the Offered Shares sold pursuant to the offering being • Compensation Shares, at the Offering Price, which is exercisable in whole or in part for a period of • months from (and including) the Closing Date.  This prospectus also qualifies the distribution of the Compensation Option and the distribution of the Compensation Shares issuable upon exercise of the Compensation Option.

Augusta has also granted to the Underwriters the Option, which is exercisable in whole or in part for a period of 30 days from (and including) the Closing Date to cover over-allotments, if any. If the Option is exercised in full, the price to the public, commission to the Underwriters and net proceeds to Augusta will be $•, $ • and $•, respectively. This prospectus also qualifies the distribution of the Option and the distribution of the Additional Shares issuable on exercise of the Option. A purchaser who acquires Common Shares forming part of the Underwriters’ over-allotment position acquires those Common Shares under this prospectus, regardless of whether the over-allotment position is ultimately filled through exercise of the Option or secondary market purchases.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made reasonable efforts to sell all of the Offered Shares by this prospectus at the Offering Price, the Offering Price may be decreased, and further changed from time to time to an amount not greater than the Offering Price. The effect to the Underwriters of a sale of the Offered Shares at such reduced offering price, is that the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to Augusta. The Underwriters shall inform Augusta if the Offering Price is decreased.

Augusta has agreed in favour of the Underwriters that, during the period ending 90 days after the Closing Date, it will not issue or sell, or agree or publicly announce any intention to issue or sell, any Common Shares or financial instruments or  securities convertible into, or exchangeable, for Common Shares, without the prior consent of Wellington West Capital Markets Inc., other than (a) the grant of options or other securities under the Company’s incentive plans, (b) the issuance of securities pursuant to an exercise of options or other securities under the Company’s incentive plans, an exercise of already issued convertible securities or existing agreements, or (c) the issuance of securities in connection with strategic or merger and acquisition transactions.  In addition, subject to certain exceptions, as a condition of closing of the offering, the directors and senior officers of the Company will agree in favour of the Underwriters not to sell, transfer, assign, pledge or otherwise dispose of any securities of Augusta owned, directly or indirectly, by such directors or senior executive officers until the 90th day following the Closing Date, without the prior consent of Wellington West Capital Markets Inc.

Certain of the Underwriters and their affiliates have performed investment banking, commercial banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business.

The offering is being made concurrently in all of the provinces of Canada, and in the United States through the Underwriters’ United States broker-dealer affiliates pursuant to the multi-jurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States. Subject to applicable law, the Underwriters may offer the Offered Shares, including any Additional Shares, outside Canada and the United States.

Augusta will apply to list the Offered Shares, including any Additional Shares, distributed under this prospectus on the TSX and the NYSE Amex. Listing is subject to Augusta fulfilling all of the listing requirements of the TSX and the NYSE Amex.

It is expected that Augusta will arrange for an instant deposit of the Offered Shares to or for the account of the Underwriters with CDS and DTC on the Closing Date, against payment by the Underwriters to Augusta of the aggregate purchase price for the Offered Shares purchased by the Underwriters. No certificate evidencing the Offered Shares will be issued to purchasers, except in certain limited circumstances, and registration will be made in the depositary services of CDS and DTC. Purchasers of the Offered Shares will receive only a customer confirmation from the Underwriters or other registered dealer who is a CDS or DTC participant and from or through whom a beneficial interest in the Offered Shares is purchased.

Pursuant to the policies of certain securities regulators, the Underwriters may not, throughout the period of distribution under this prospectus, bid for or purchase Common Shares. Until the distribution of the Offered Shares is completed, SEC rules may limit the Underwriters from bidding for or purchasing Common Shares. However, the Underwriters may engage in transactions that stabilize the price of the Common Shares, such as bids or purchases to peg, fix or maintain that price. The foregoing restriction is subject to certain exceptions. The Underwriters may rely on such exceptions on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the offer was not solicited during the period of distribution. Subject to the foregoing, the Underwriters may over-allot or effect transactions in connection with the offering intended to stabilize or maintain the market price of the Common Shares at levels above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

DESCRIPTION OF COMMON SHARES

Augusta is authorized to issue an unlimited number of Common Shares, of which 92,151,261 Common Shares were issued and outstanding as of July 27, 2009. Each Common Share has the following rights, privileges, restrictions and conditions attached thereto:

  to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote:

  to share equally, share for share, in any dividends declared by Augusta; and

  subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Augusta, to share equally, share for share in the remaining property of Augusta upon liquidation, dissolution or winding-up of Augusta.

The Articles and By-laws of Augusta contain no restrictions on the right to hold or vote the Common Shares.

PRIOR SALES

The following table summarizes the issuances by Augusta of Common Shares within the 12-month period before the date of this prospectus:

Date of Issue	Number of Common Shares Issued	Issue Price
17-April-09	3,350,000	$1.50
17-April-09	67,000	$1.50(1)
22-Sept-08	5,000	$1.90
17-Sept-08	5,000	$1.78
15-Sept-08	12,500	$1.55
18-Aug-08	3,100	$1.90
14-Aug-08	100,000	$2.20
12-Aug-08	5,000	$1.55
7-Aug-08	13,600	$1.78
Total	3,561,200

(1)	Deemed issue price. Issued as consideration for services (finder’s fee) payable in respect of the Private Placement. See “Recent Developments”

In addition to the 3,417,000 Common Shares issued in connection with the Private Placement, Augusta issued 3,417,000 non-transferable share purchase warrants entitling the holder to purchase one Common Share at a price of $2.30 per Common Share until April 17, 2010. See “Recent Developments”.

The following table summarizes the stock options issued by Augusta within the 12-month period before the date of this prospectus:

Date of Issue	Number of Options Issued	Option Exercise Price (Cdn$)
29-May-09	10,000	$2.28
23-Feb-09	125,000	$0.97
28-Jan-09	1,565,000	$0.68
3-Dec-08	110,000	$1.13
24-Nov-08	35,000	$1.02
11-Sept-08	1,600,000	$4.25
27-Aug-08	75,000	$4.97
Total	3,520,000

At July 27, 2009 Augusta had 8,485,800 stock options outstanding of which 4,842,454 were vested. The outstanding options are exercisable between $0.10 and $4.97 and expire between November 15, 2009 and December 3, 2018.

TRADING PRICE AND VOLUME

The Common Shares are listed and posted for trading on the TSX and NYSE Amex. The table below sets forth, for the periods indicated over the 12 months prior to the date of this prospectus, the price range and volumes traded or quoted on the TSX (as reported by the TSX) and the NYSE Amex (as reported by the Bloomberg).

High and Low Prices and Volume on a monthly basis for Fiscal 2008
	TSX			NYSE AMEX
Period	High $Cdn	Low $Cdn	Volume	High U.S.$	Low U.S.$	Volume
July 1 - 24, 2009	2.34	1.71	457,100	2.08	1.32	728,600
June 2009	2.84	1.85	947,427	2.54	1.60	835,600
May 2009	2.84	2.10	1,458,332	2.40	1.80	4,407,646
April 2009	2.44	1.65	3,179,864	1.99	1.30	5,504,750
March 2009	1.79	0.87	1,430,304	1.50	0.66	5,114,860
February 2009	1.24	0.51	10,456,036	0.98	0.45	3,254,388
January 2009	1.14	0.59	846,095	0.94	0.48	6,530,680
December 2008	1.26	0.43	1,063,566	1.14	0.39	9,910,684
November 2008	1.56	0.92	1,346,795	1.35	0.75	4,160,578
October 2008	3.98	1.10	1,900,585	3.76	0.88	5,499,174
September 2008	5.00	3.45	1,086,467	4.86	3.23	1,900,989
August 2008	6.89	4.75	1,356,224	6.95	4.54	2,687,589
July 2008	6.96	5.23	1,092,095	6.94	5.10	2,955,927
June 2008	6.26	4.44	787,575	6.16	4.37	3,051,366
May 2008	4.69	3.99	936,077	4.97	3.88	2,618,239
April 2008	4.05	3.42	764,119	4.00	2.95	1,805,073
March 2008	4.00	3.36	664,843	4.05	3.38	2,145,101
February 2008	3.97	3.06	1,156,175	4.07	3.02	3,273,349
January 2008	4.37	2.70	2,179,082	4.42	2.64	2,099,693

LEGAL MATTERS

Certain Canadian legal matters relating to this offering will be passed upon by Fasken Martineau DuMoulin LLP on behalf of the Company and Stikeman Elliott LLP on behalf of the Underwriters. As at the date hereof, the partners and associates, as a group of each of Fasken Martineau DuMoulin LLP and Stikeman Elliott LLP own less than 1% of the outstanding Common Shares.

INTEREST OF EXPERTS

Dr. Conrad Huss, P.E., of M3 Engineering & Technology Corporation was the principal author responsible for the overall preparation of the 2009 Feasibility Study, a NI 43-101 Technical Report for the Rosemont Project, dated January 14, 2009.

To the best of the Company’s knowledge, neither Dr. Huss nor M3 Engineering & Technology Corporation, held any registered or beneficial interest, direct or indirect in any securities or other property of Augusta or one of its associates or affiliates when the 2009 Feasibility Study was prepared and no securities or other property of Augusta or one of its associates or affiliates were subsequently received or to be received by such experts.

Neither Dr. Huss or any director, officer nor employee of M3 Engineering & Technology Corporation is expected to be elected, appointed or employed as a director, officer or employee of Augusta or any associate or affiliate of Augusta.

The consolidated balance sheets of the Company as at December 31, 2008, 2007 and 2006 and the consolidated statements of shareholders equity, operations and deficit, and statement of cash flows of the Company for each of the years ended December 31, 2008, December 31, 2007 and December 31, 2006 incorporated by reference in this prospectus and in the registration statement on Form F-10 of which this prospectus forms a part, have been so incorporated in reliance on the reports of Ernst & Young LLP, independent chartered accountants, and the authority of such firm as experts in auditing and accounting. Ernst & Young LLP reports that they are independent of the Company in accordance with the rules of professional conduct of the Institute of Chartered Accountants of British Columbia.

ENFORCEABILITY OF CIVIL LIABILITIES

Augusta is a Canadian corporation with its head office in Vancouver, British Columbia. The majority of Augusta’s directors, certain officers and certain experts named in this prospectus are residents of Canada and a portion of the assets of the Company and of such persons are located outside of the United States.

Augusta has appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon Augusta’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws or the securities laws of any state within the United States.

Augusta filed with the SEC, concurrently with its registration statement (the “Registration Statement”) on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, Augusta appointed CT Corporation as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving Augusta in a United States court arising out of or related to or concerning the offering of the Offered Shares under this prospectus.

Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against Augusta or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Augusta has filed with the SEC a Registration Statement on Form F-10 relating to the Offered Shares. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

Augusta is subject to the information requirements of the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulatory authorities in Canada. Under a multi-jurisdictional disclosure system adopted by

Canada and the United States, documents and other information that Augusta files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, Augusta is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, Augusta is not required to publish financial statements as promptly as United States companies.

Investors may read any document that Augusta has filed with the SEC at the SEC’s public reference room in Washington, D.C. Investors and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents Augusta has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Investors may read and download any public document that Augusta has filed with the securities regulatory authorities in Canada at www.sedar.com.

Augusta is also subject to filing requirements prescribed by the securities legislation of all Canadian provinces. These filings are electronically available from SEDAR (www.sedar.com). The Common Shares are listed on the NYSE Amex and the TSX and reports and other information concerning the Company may be inspected at their offices located at 86 Trinity Place, New York, New York, 10006 (NYSE Amex) and 3rd Floor, 130 King Street West, Toronto, Ontario, M5X 1J2 (TSX), respectively.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading “Documents Incorporated by Reference”; the consent of Ernst & Young LLP; the consent of Fasken Martineau DuMoulin LLP; the consent of Stikeman Elliott LLP; the consent of Conrad Huss of M3 Engineering & Technology Corporation; the consent of Thomas L. Drielick of M3 Engineering & Technology Corporation; the consent of William L. Rose of WLR Consulting Inc.; the consent of John Ajie of URS Washington Division; the consent of Robert Fong of Moose Mountain Technical Services; powers of attorney from certain of Augusta’s directors and officers; and the Underwriting Agreement.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Bylaw No. 1 of the Registrant provides that, subject to the provisions of the Canada Business Corporations Act, the Registrant shall indemnify each director or officer or former director or officer of the Registrant and each other individual who acts or has acted at the Registrant’s request as a director or officer, or in a similar capacity, of another a body corporate of which the Registrant is or was a shareholder or creditor, and each such individual’s respective heirs and legal representatives (each, a “Qualified Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in a civil, criminal, administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant or such other body corporate, provided that:

(a)	the individual acted honestly and in good faith with a view to the best interests of the Registrant; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing the conduct was lawful.

The Canada Business Corporations Act has similar indemnification provisions as provided under Bylaw No. 1 of the Registrant, and expressly provides that each director or officer or former director or officer of the Registrant or another individual who acts or has acted at the Registrant’s request in a similar capacity of another entity (each, a “Specified Qualified Person”) is entitled to indemnity from the Registrant in respect to all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, if he or she (i) acted honestly and in good faith with a view to the best interests of the Registrant or the other entity, (ii) satisfies the requirements of (b) above and (iii) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The Canada Business Corporations Act provides that the Registrant with court approval may indemnify a Specified Qualified Person in respect of all costs, charges and expenses reasonably incurred by such individual in a derivative action (an action by or on behalf of the Registrant or other entity to procure judgment in its favor) to which the individual is subject because of the individual’s association with the Registrant or other entity if he or she (i) acted honestly and in good faith with a view to the best interests of the Registrant or the other entity, (ii) satisfies the requirements of (b), above.

The Canada Business Corporations Act also provides that the Registrant may advance moneys to a Specified Qualified Person for the costs, charges and expenses reasonably incurred by him or her in connection with a civil, criminal, administrative, investigative or other proceeding to which he or she is subject to because of the individual’s association with the Registration or other entity; provided however he or she shall repay such monies if:

  the individual failed to act honestly and in good faith with a view to the best interests of the Registrant or other entity; or

  in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual did not have reasonable grounds for believing the conduct was lawful.

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit No.	Description

3.1	Underwriting Agreement (to be filed by amendment)

4.1*
the annual information form for the fiscal year ended December 31, 2008, dated March 25, 2009, filed with the Commission on March 31, 2009 as Exhibit 1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008

4.2*
the audited consolidated financial statements, the notes thereto and the auditors report thereon as at and for the fiscal year ended December 31, 2008, together with Management’s Discussion and Analysis for such financial statements for the fiscal year ended December 31, 2008, furnished to with the Commission under cover of Form 6-K on July 27, 2009.

4.3*
the management proxy circular, dated May 7, 2009, prepared in connection with the Registrant’s annual meeting of shareholders held on June 11, 2009, furnished to the Commission under cover of Form 6-K on May 15, 2009

4.4*
the restated unaudited interim consolidated financial statements as at and for the three months ended March 31, 2009 and the notes thereto, together with Management’s Discussion and Analysis for such interim financial statements, furnished to the Commission under cover of Form 6-K on July 27, 2009

4.5*
the press release dated July 21, 2009 with respect to the agreement to acquire 23, 250-ton Caterpillar 793F haulage trucks for the Rosemont Copper Project in Pima County, Arizona (the “Rosemont Property”), furnished to the Commission under cover of Form 6-K on July 21, 2009

4.6*
the press release dated July 15, 2009 with respect to the written notification from the Arizona State Mine Inspector of the approval of the land reclamation plan for the Rosemont Project, furnished to the Commission under cover of Form 6-K on July 15, 2009

4.7*
the press release dated April 17, 2009, with respect to the closing of a non-brokered private placement of 3.35 million units at a price of Cdn$1.50 per unit for gross proceeds of Cdn$5,025,000, furnished to the Commission under cover of Form 6-K on April 20, 2009

4.8*
the press release dated March 30, 2009 with respect to the arrangement of a non-brokered private placement of 3.35 million units at a price of $1.50 per unit for gross proceeds of $5,025,000, furnished to the Commission under cover of Form 6-K on July 27, 2009

4.9*
the press release dated March 2, 2009, with respect to the appointment of Gordon Jang to the position of vice president and controller effective March 1, 2009, furnished to the Commission under cover of Form 6-K on March 2, 2009

4.10*
the press release dated January 16, 2009, with respect to the agreement reached with ASARCO LLC (“ASARCO”) that resolves the law suit filed by ASARCO against the Company and other defendants on August 8, 2007 in the ASARCO Chapter 11 bankruptcy proceedings in the Southern District of Texas, Corpus Christi Division, furnished to the Commission as exhibit 99.2 under cover of Form 6-K on January 16, 2009

4.11*
the press release dated January 15, 2009, with respect to an announced update of the August 2007 Bankable Feasibility Study on the Rosemont Property, furnished to the Commission as exhibit 99.1 under cover of Form 6-K on January 16, 2009

4.12*
the supplementary information (“Supplementary Note”) regarding the reconciliation with United States generally accepted accounting principles with respect to the audited financial statements for the year ended December 31, 2008, furnished to the Commission under cover of Form 6-K on July 27, 2009

5.1	Consent of Ernst & Young

5.2	Consent of Fasken Martineau DuMoulin LLP

5.3	Consent of Stikeman Elliott LLP

5.4	Consent of Conrad Huss of M3 Engineering & Technology Corporation

5.5	Consent of Thomas L. Drielick of M3 Engineering & Technology Corporation

5.6	Consent of William L. Rose of WLR Consulting Inc.

5.7	Consent of John Ajie of URS Washington Division

5.8	Consent of Robert Fong of Moose Mountain Technical Services

6.1	Power of Attorney of certain officers and directors of the Registrant (included on signature page)

* Previously filed or furnished to the Commission

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on July 27, 2009.

Augusta Resource Corporation
(Registrant)

By:	/s/ Gil Clausem
Gil Clausen
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gil Clausen and Raghunath Reddy, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, from such person and in each person's name, place and stead, in any and all capacities, to sign a registration statement on Form F-10 for purposes of registering equity securities of Augusta Resource Corporation. and any amendments thereto (including any post-effective amendments thereto), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing as fully to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 27, 2009.

Signature	Title	Date

	President, Chief Executive Officer	July 27, 2009
/s/ Gil Clausen	and Director
Gil Clausen

	Chief Financial Officer	July 27, 2009
/s/ Raghunath Reddy
Raghunath Reddy

	Director	July 27, 2009
/s/ Timothy C. Baker
Timothy Baker

	Director	July 27, 2009
/s/ Donald B. Clark
Donald B. Clark

	Director	July 27, 2009
/s/ W. Durand Eppler
W. Durand Eppler

	Director	July 27, 2009
/s/ Christopher M.H. Jennings
Christopher M.H. Jennings

Signature	Title	Date

	Director	July 27, 2009
/s/ Michael A. Steeves
Michael A. Steeves
	Director	July 27, 2009
/s/ Robert P. Wares
Robert P. Wares

	Director	July 27, 2009
/s/ Richard W. Warke
Richard W. Warke

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

	Authorized Representative in United States	June 25, 2009
/s/ Gil Clausen
Gil Clausen

EXHIBIT INDEX

Exhibit No.	Description

3.1	Underwriting Agreement (to be filed by amendment)

4.1*
the annual information form for the fiscal year ended December 31, 2008, dated March 25, 2009, filed with the Commission on March 31, 2009 as Exhibit 1 to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008

4.2*
the audited consolidated financial statements, the notes thereto and the auditors report thereon as at and for the fiscal year ended December 31, 2008, together with Management’s Discussion and Analysis for such financial statements for the fiscal year ended December 31, 2008, furnished to with the Commission under cover of Form 6-K on July 27, 2009.

4.3*
the management proxy circular, dated May 7, 2009, prepared in connection with the Registrant’s annual meeting of shareholders held on June 11, 2009, furnished to the Commission under cover of Form 6-K on May 15, 2009

4.4*
the restated unaudited interim consolidated financial statements as at and for the three months ended March 31, 2009 and the notes thereto, together with Management’s Discussion and Analysis for such interim financial statements, furnished to the Commission under cover of Form 6-K on July 27, 2009

4.5*
the press release dated July 21, 2009 with respect to the agreement to acquire 23, 250-ton Caterpillar 793F haulage trucks for the Rosemont Copper Project in Pima County, Arizona (the “Rosemont Property”), furnished to the Commission under cover of Form 6-K on July 21, 2009

4.6*
the press release dated July 15, 2009 with respect to the written notification from the Arizona State Mine Inspector of the approval of the land reclamation plan for the Rosemont Project, furnished to the Commission under cover of Form 6-K on July 15, 2009

4.7*
the press release dated April 17, 2009, with respect to the closing of a non-brokered private placement of 3.35 million units at a price of Cdn$1.50 per unit for gross proceeds of Cdn$5,025,000, furnished to the Commission under cover of Form 6-K on April 20, 2009

4.8*
the press release dated March 30, 2009 with respect to the arrangement of a non-brokered private placement of 3.35 million units at a price of $1.50 per unit for gross proceeds of $5,025,000, furnished to the Commission under cover of Form 6-K on July 27, 2009

4.9*
the press release dated March 2, 2009, with respect to the appointment of Gordon Jang to the position of vice president and controller effective March 1, 2009, furnished to the Commission under cover of Form 6-K on March 2, 2009

4.10*
the press release dated January 16, 2009, with respect to the agreement reached with ASARCO LLC (“ASARCO”) that resolves the law suit filed by ASARCO against the Company and other defendants on August 8, 2007 in the ASARCO Chapter 11 bankruptcy proceedings in the Southern District of Texas, Corpus Christi Division, furnished to the Commission as exhibit 99.2 under cover of Form 6-K on January 16, 2009

4.11*
the press release dated January 15, 2009, with respect to an announced update of the August 2007 Bankable Feasibility Study on the Rosemont Property, furnished to the Commission as exhibit 99.1 under cover of Form 6-K on January 16, 2009

4.12*
the supplementary information (“Supplementary Note”) regarding the reconciliation with United States generally accepted accounting principles with respect to the audited financial statements for the year ended December 31, 2008, furnished to the Commission under cover of Form 6-K on July 27, 2009

5.1	Consent of Ernst & Young

5.2	Consent of Fasken Martineau DuMoulin LLP

5.3	Consent of Stikeman Elliott LLP

5.4	Consent of Conrad Huss of M3 Engineering & Technology Corporation

5.5	Consent of Thomas L. Drielick of M3 Engineering & Technology Corporation

5.6	Consent of William L. Rose of WLR Consulting Inc.

5.7	Consent of John Ajie of URS Washington Division

5.8	Consent of Robert Fong of Moose Mountain Technical Services

6.1	Power of Attorney of certain officers and directors of the Registrant (included on signature page)